UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 8, 2007

FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)
Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(704) 344-8150
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2007, FairPoint Communications, Inc. (the “Company”) established the 2007 target bonus and related performance goals for Patrick T. Hogan, the Company’s Senior Vice President and Controller, under the FairPoint Communications, Inc. Annual Incentive Plan (the “Incentive Plan”).

Mr. Hogan is entitled to a target bonus of up to 40% of his pro-rated 2007 annual base salary. The target bonus for Mr. Hogan will be based on the following performance criteria (weighted as indicated): (i) 50% - designing an accounting organization to support the Company’s acquisition of Verizon Communications Inc.’s local exchange assets in Maine, New Hampshire and Vermont (the “Acquisition”) and to continue to support the Company’s existing operations and participating on the Company’s transition team and with Capgemini U.S. LLC to have certain systems in place, as necessary, by December 31, 2007 to support the Acquisition; (ii) 20% - the Company achieving a specified Adjusted EBITDA target for 2007 and managing Acquisition transaction expenses to budget; (iii) 20% - completing the year end budget process for the Company’s existing operations and operating benchmarks for the acquired business no later than October 15, 2007; and (iv) 10% - achieving regular monthly/quarterly timeliness of financial statements and management reports.

The Compensation Committee of the Company’s Board of Directors, in its sole discretion, will determine whether or not individual performance goals have been satisfied.

Any bonus award is subject to the terms of the Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
Name:	John P. Crowley
Title:	Executive Vice President and
Chief Financial Officer

Date: June 12, 2007